Exhibit 107
EX-FILING FEES

CALCULATION OF FILING FEE TABLES
SCHEDULE TO
(Rule 14d-100)
GRINDROD SHIPPING HOLDINGS LTD.
(Name of Subject Company (Issuer))

GOOD FALKIRK (MI) LIMITED
(Name of Filing Person (Offeror))

an indirect wholly-owned subsidiary of

TAYLOR MARITIME INVESTMENTS LIMITED
(Name of Filing Person (Parent))

Table 1 - Transaction Value

	Transaction Valuation*	Fee Rate	Amount of Filing Fees**
Fees to Be Paid	$305,486,685	.0001102	$33,664.63
Fees Previously Paid	$ —		$ —
Total Transaction Valuation*	$305,486,685
Total Fees Due for Filing			$33,664.63
Total Fees Previously Paid			$ —
Total Fee Offsets			$ —
Net Fee Due			$33,664.63

* Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The transaction valuation was calculated as the sum of (i) 14,071,470, which is the total number of the issued ordinary shares (the “Shares”), other than Shares held by Offeror and Shares held in treasury, in the capital of Grindrod Shipping Holdings Ltd. (the “Company”), and (ii) 475,515 Shares issuable pursuant to outstanding awards granted under the forfeitable share plan of the Company, multiplied by the Offer Price of $21. The calculation of the filing fee is based on information provided by the Company as of the close of business on October 7, 2022.

** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023 beginning on October 1, 2022, issued August 25, 2022, by multiplying the transaction value by 0.00011020.